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                                                                    EXHIBIT 23.A


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-110116) of GulfTerra Energy Partners, L.P. ("GulfTerra") of our report dated March 12, 2004 relating to the consolidated financial statements and financial statement schedule, which appears in GulfTerra's Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated March 17, 2004 relating to the financial statements of Poseidon Oil Pipeline Company, L.L.C., which appears in GulfTerra's Annual Report on Form 10-K/A for the year ended December 31, 2003. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Houston, Texas
April 23, 2004